Exhibit 99.1

Early Results and Upsizing of

EQM Midstream Partners, LP’s Tender Offer and Consent Solicitation

for Certain of its Senior Notes

PITTSBURGH, December 10, 2024 -- EQT Corporation (NYSE: EQT) (“EQT” and, collectively with its subsidiaries, the “Company”) today announced the early results and upsizing of the previously announced tender offer (the “Tender Offer”) by its indirect wholly owned subsidiary, EQM Midstream Partners, LP (“EQM”), to purchase for cash EQM’s outstanding 6.500% Senior Notes due 2048 (the “2048 Notes”), 5.500% Senior Notes due 2028 (the “2028 Notes”), 4.50% Senior Notes due 2029 (the “2029 Notes”) and 7.500% Senior Notes due 2030 (the “2030 Notes” and, collectively with the 2048 Notes, the 2028 Notes and the 2029 Notes, the “Notes”) and the early results of the related Consent Solicitation (as defined below) with respect to the 2028 Notes and the 2048 Notes. EQM has amended the Tender Offer to increase the maximum aggregate purchase price, excluding accrued and unpaid interest, for Notes that may be purchased from $1.275 billion to $1.3 billion (the “Maximum Aggregate Purchase Price”). All other terms and conditions of the Tender Offer and the Consent Solicitation remain unchanged and are described in the Offer to Purchase and Consent Solicitation Statement dated November 25, 2024 (as amended and supplemented by this news release and as it may be further amended or supplemented from time to time, the “Offer to Purchase and Consent Solicitation Statement”). Capitalized terms used but not defined herein have the meanings ascribed thereto in the Offer to Purchase and Consent Solicitation Statement.

The principal amount of each series of Notes that were validly tendered (and related Consents (as defined below), as applicable, thereby validly delivered) as of 5:00 p.m., New York City time, on December 9, 2024 (the “Early Tender Date”) and, subject to the satisfaction or waiver of the conditions to the Tender Offer described in the Offer to Purchase and Consent Solicitation Statement, the principal amount of each series of Notes that EQM expects to accept for purchase, as well as certain other terms of the Tender Offer, are set forth in the table below. Because the aggregate purchase price, excluding accrued and unpaid interest, for Notes validly tendered on or prior to the Early Tender Date is greater than the Maximum Aggregate Purchase Price, EQM will accept Notes for purchase based on the Acceptance Priority Procedures and the proration procedures described in the Offer to Purchase and Consent Solicitation. Withdrawal and revocation rights for the Tender Offer and the Consent Solicitation expired at 5:00 p.m., New York City time, on December 9, 2024. As a result, tendered Notes may no longer be withdrawn and delivered Consents may no longer be revoked, except in certain limited circumstances where additional withdrawal or revocation rights are required by law. In this news release and the Offer to Purchase and Consent Solicitation Statement, all Notes that have been validly tendered and not validly withdrawn are referred to as having been “validly tendered” and all Consents that have been validly delivered and not validly revoked as having been “validly delivered.”

Title of Notes	CUSIP Number	Principal Amount Outstanding	Series Tender Cap	Acceptance Priority Level	Principal Amount Tendered at Early Tender Date	Approximate Percentage of Outstanding Notes Tendered at Early Tender Date	Principal Amount Accepted(1)	Approximate Proration Factor(2)
6.500% Senior Notes due 2048	26885BAE0	$550,000,000	N/A	1	$469,767,000	85.4%	$469,767,000	100.0%
5.500% Senior Notes due 2028	26885BAC4	$850,000,000	N/A	2	$731,317,000	86.0%	$731,317,000	100.0%
4.50% Senior Notes due 2029	26885BAK6 /	$800,000,000	N/A	3	$755,855,000	94.5%	$57,077,000	7.6%
	U26886AC2
7.500% Senior Notes due 2030	26885BAN0 /	$500,000,000	$300,000,000	4	$380,402,000	76.1%	—	N/A
	U26886AF5

(1) Subject to the satisfaction or waiver of the conditions to the Tender Offer described in the Offer to Purchase and Consent Solicitation Statement.

(2) With respect to the 2029 Notes, the proration factor has been rounded to the nearest tenth of a percentage point for presentation purposes.

EQM reserves the right, but is under no obligation, subject to the satisfaction or waiver of the conditions to the Tender Offer, to accept for purchase and make payment for Notes validly tendered on or prior to the Early Tender Date, at any point following the Early Tender Date and before the Expiration Date (as defined below) (such date, the “Early Settlement Date”). The Early Settlement Date, if any, will be determined at EQM’s option and will be a date following the Early Tender Date on which all conditions to the Tender Offer have been satisfied or waived by EQM. The Early Settlement Date, if any, is currently expected to be December 30, 2024, assuming all conditions to the Tender Offer have been either satisfied or waived by EQM on or prior to such date.

The Tender Offer is subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase and Consent Solicitation Statement, including, but not limited to, a financing condition and a condition relating to the consummation of the midstream joint venture transaction between EQM and certain of its subsidiaries and an affiliate of Blackstone Credit & Insurance, neither of which have been satisfied or waived as of the date of this news release.

Although the Tender Offer is scheduled to expire at 5:00 p.m., New York City time, on December 30, 2024 (the “Expiration Date”), because the aggregate purchase price, excluding accrued and unpaid interest, for Notes validly tendered on or prior to the Early Tender Date is greater than the Maximum Aggregate Purchase Price, EQM does not expect to accept for purchase any tenders of Notes after the Early Tender Date. EQM reserves the right, subject to applicable law, to hereafter (i) waive or modify, in whole or in part, any or all conditions to the Tender Offer, (ii) extend, terminate or withdraw the Tender Offer and the Consent Solicitation, (iii) increase or decrease the Maximum Aggregate Purchase Price or the 2030 Notes Tender Cap, or (iv) otherwise amend the Tender Offer or the Consent Solicitation in any respect.

Concurrently with the Tender Offer, EQM is soliciting consents (the “Consent Solicitation”) from holders of the 2028 Notes and from holders of the 2048 Notes to proposed amendments to the indenture governing the 2028 Notes and the indenture governing the 2048 Notes, respectively, that would modify the reporting covenant contained therein so that EQT would provide financial statements and other information required thereby in lieu of EQM (the “Proposed Amendments” and, such consents being solicited, the “Consents”). EQM is not soliciting any consents from holders of the 2029 Notes or holders of the 2030 Notes to amend the indentures governing such notes. As of the Early Tender Date, the Requisite Consents have been received. Accordingly, EQM intends to enter into a supplemental indenture containing the Proposed Amendments promptly following the Expiration Date, which would immediately become effective and operative upon such entry and thereafter apply to all holders of 2028 Notes and all holders of the 2048 Notes that remain outstanding.

RBC Capital Markets, LLC is acting as the Sole Dealer Manager for the Tender Offer and the Sole Solicitation Agent for the Consent Solicitation. Any persons with questions regarding the Tender Offer should contact RBC Capital Markets, LLC by calling (877) 381-2099 (toll-free) or (212) 618-7843 (collect) or emailing liability.management@rbccm.com.

The Information Agent and Tender Agent is Global Bondholder Services Corporation. Copies of the Offer to Purchase and Consent Solicitation Statement and any related Tender Offer or Consent Solicitation materials may be obtained from Global Bondholder Services Corporation by calling (212) 430-3774 (banks and brokers, collect) or (855) 654-2015 (all others, toll-free) or by emailing contact@gbsc-usa.com.

This news release is for informational purposes only. The Tender Offer and the Consent Solicitation are being made only pursuant to the Offer to Purchase and Consent Solicitation Statement, and the information in this news release is qualified by reference to the Offer to Purchase and Consent Solicitation Statement. Further, this news release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities. No recommendation is made as to whether holders should tender any Notes in response to the Tender Offer (and, if applicable, deliver Consents in response to the Consent Solicitation). Holders of Notes must make their own decision as to whether to participate in the Tender Offer and, if applicable, the Consent Solicitation and, if so, the principal amount of Notes to tender.

Investor Contact

Cameron Horwitz

Managing Director, Investor Relations & Strategy

412.445.8454

Cameron.Horwitz@eqt.com

About EQT Corporation

EQT Corporation is a premier, vertically integrated American natural gas company with production and midstream operations focused in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do.

Cautionary Statements

This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include statements regarding EQM’s plans and expected timing with respect to the Tender Offer and the Consent Solicitation.

These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently known by it. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond its control. These risks and uncertainties include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; the Company’s ability to appropriately allocate capital and other resources among its strategic opportunities; access to and cost of capital; the Company’s hedging and other financial contracts; inherent hazards and risks normally incidental to drilling for, producing, transporting and storing natural gas, natural gas liquids (NGLs) and oil; operational risks and hazards incidental to the gathering, transmission and storage of natural gas as well as unforeseen interruptions; cyber security risks and acts of sabotage; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and sand and water required to execute the Company’s exploration and development plans, including as a result of inflationary pressures; risks associated with operating primarily in the Appalachian Basin; the ability to obtain environmental and other permits and the timing thereof; construction, business, economic, competitive, regulatory, judicial, environmental, political and legal uncertainties related to the development and construction by the Company or its joint ventures of pipeline and storage facilities and transmission assets and the optimization of such assets; the Company’s ability to renew or replace expiring gathering, transmission or storage contracts at favorable rates, on a long-term basis or at all; risks relating to the Company’s joint venture arrangements; government regulation or action, including regulations pertaining to methane and other greenhouse gas emissions; negative public perception of the fossil fuels industry; increased consumer demand for alternatives to natural gas; environmental and weather risks, including the possible impacts of climate change; risks related to the Company’s ability to integrate the operations of Equitrans Midstream Corporation (“Equitrans Midstream”) in a successful manner and in the expected time period and the possibility that any of the anticipated benefits and projected synergies of the Company’s merger with Equitrans Midstream (the “Equitrans Midstream Merger”) will not be realized or will not be realized within the expected time period; and disruptions to the Company’s business due to recently completed or pending divestitures, acquisitions and other significant strategic transactions, including the Equitrans Midstream Merger and the pending JV Transaction. These and other risks and uncertainties are described under the “Risk Factors” section and elsewhere in EQT’s Annual Report on Form 10-K for the year ended December 31, 2023, the “Risk Factors” section in EQT’s subsequent Quarterly Reports on Form 10-Q and other documents EQT subsequently files from time to time with the Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.